Exhibit 10.52

SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of                              , 20     by and between CareView Communications, Inc., a Nevada corporation (“CareView”), and                                 , LLC, a Wisconsin limited liability company (the “Company”).

RECITALS

WHEREAS, the CareView is a Member of the Company and is a party to the Operating Agreement of the Company (the “Operating Agreement”) entered into between the Company, CareView and Rockwell Holdings I, LLC; and

,

WHEREAS, the Company is required to perform services pursuant to a Service Agreement with                                  [insert name of Project Hospital here] (the “Hospital”) dated                          [insert date of Project Hospital Contract here] and assigned to the Company (the “Hospital Contract”); and

WHEREAS, the Hospital Contract requires the Company to install and operate a system of products and services developed by CareView that it markets and sells under the CareView System® trademark (the “System”); and

WHEREAS, the Company desires to have CareView provide on the Company’s behalf all of the services required to be provided with respect to the System by the Company pursuant to the Hospital Contract; and

WHEREAS, CareView is willing to provide those services upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Incorporation by Reference. The above recitals are hereby incorporated into and made a part of this Agreement.

2. Obligations of CareView.

(a) Contract Services. CareView shall provide all of the services that are required to be performed by the Company pursuant to the Hospital Contract (the “Contract Services”).

(b) Consultation and Information. CareView shall consult with and keep the Company advised concerning all material aspects of CareView’s activities with respect to the Contract Services.

3. Obligations of the Company. In order to enable CareView to provide the services under this Agreement, the Company shall:

(a) allow CareView access to the Company’s business information as required;

(b) at the request of CareView, collect and make available to CareView all data and other information necessary or appropriate to enable CareView to provide the Contract Services effectively.

4. Compensation. In consideration of the Contract Services, the Company shall pay to CareView a fee equal to Nine Dollars ($9.00) per month for each room in the Project Hospital in which the System has been installed ; provided, however, that the fee shall accrue, without interest, as an obligation of the Company, but shall only be due and payable from funds available after all current and accrued distributions and payments have been made to Rockwell Holdings I, LLC (the “Investor”) pursuant to (i) the terms of the promissory note from the Company to the Investor, and (ii) the Company’s Operating Agreement and only after all other payments of current and accrued Company obligations have been made and reserves established as provided for in the Operating Agreement that are to occur prior to the payment of any current or accrued fees due CareView pursuant to this Agreement. Whenever this Agreement refers to the number of rooms in which the System is or will be installed, one nurses station shall be the equivalent of two rooms.

5. Term and Termination.

(a) Term. This Agreement shall commence on the date hereof and shall continue thereafter until all of the Company’s obligations to render the Contract Services to the Hospital are fulfilled.

(b) Termination By Either Party. Any of the following causes shall be grounds for termination of this Agreement at the option of a party if:

(1) the other party is in material breach of this Agreement;

(2) a petition for involuntary bankruptcy is filed against the other party;

(3) the other party becomes insolvent or files or has filed any action related to protection under state or federal bankruptcy or insolvency laws, including, without limitation, reorganization or appointment of a receiver.

A party electing termination for any of the above causes shall notify the other party of its intention in writing. This Agreement shall terminate thirty-five days following the date upon which notice is given, unless within that period, the cause identified in the notice is cured to the satisfaction of the party electing termination.

6. Independent Contractor. CareView is, and is intended to be, an independent contractor engaged in its own and entirely separate business. the Company in interested only in the results obtained by CareView and retains no control over CareView with respect to the manner, means or methods by which it conducts its business, performs its obligations hereunder or obtains the results called for by this Agreement. CareView shall be responsible for payment of all federal, state and local taxes arising as a result of the performance of such services, including, without limitation, federal and state income taxes and self employment taxes.

CareView is not an agent or employee of the Company for any purpose whatsoever, and except as expressly provided herein shall not have any right, power or authority to bind the Company, transact any business in its name, or make any promises or representations on its behalf. CareView shall at all times represent itself only as an independent contractor engaged by the Company solely to provide the Contract Services specified in this Agreement.

7. Confidentiality. In order to provide services under this Agreement, it will be necessary for CareView to be exposed to certain valuable data and information relating to the Company’s business, including, without limitation, marketing, financial, customer, supplier and competitor information, accounting procedures, methods of doing business and other confidential proprietary data and information relating to the operation of the Company’s business (the “Confidential Business Information”) including Confidential Business Information known to CareView as a result of his involvement with the Business prior to the date hereof. CareView agrees to (i) to hold in confidence all Confidential Business Information made directly or indirectly available to it by the Company; (ii) to use any and all such Confidential Business Information for the sole purpose of performing its obligations under this Agreement; and (iii) not to disclose any such Confidential Business Information to any third party without the Company’s prior written consent; provided that CareView’s obligation to hold in confidence and not disclose any Confidential Business Information shall not apply to any information as to which CareView can establish, by competent proof, that:

(a) such information was known to the public prior to its disclosure to CareView or has become known to the public through no fault of CareView;

(b) such information was subsequently disclosed to CareView by a third party having a lawful right to make such disclosure without limitation or disclosure; or

(c) such information is required to be disclosed by law or disclosure is necessary in order to enforce legal rights or defend against claims, provided that in any such event CareView shall endeavor to obtain confidential treatment of the disclosed information to the extent permitted by the rules of the court, agency or regulatory authority in question.

This confidentiality covenant shall continue during the term of this Agreement and for a period of three years thereafter, except as to trade secrets, as to which this confidentiality covenant shall continue indefinitely.

8. Warranties. CareView warrants that it shall use commercially reasonable efforts in providing the Contract Services, and will comply in all respect with the obligations imposed upon the Company by the Hospital Contract. CareView will indemnify defend and hold the

Company harmless from and against all losses, demands, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses (including interest, penalties and attorneys’ fees and expenses), whether or not involving a third-party claim, asserted against, resulting to, imposed upon or incurred by the Company, directly or indirectly, by reason of, or arising or resulting from, a breach of any representation, warranty or agreement of CareView contained in or made pursuant to this Agreement.

9. General Provisions.

(a) Entire Agreement; Modification. This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and there are no agreements, representations or warranties with respect to such matters that are not set forth herein. All prior negotiations, agreements and understandings are superseded hereby. This Agreement may not be modified or amended except by an instrument signed by or on behalf of all parties hereto.

(b) Notices. All notices, notifications, and elections and other communications required or permitted pursuant to this Agreement shall be made in writing and shall be deemed to have been duly given and effective: (1) upon delivery if personally hand-delivered; (2) on the earlier of the fourth (4th) day after mailing or the date of return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (3) on the date sent if sent by facsimile or email; or (4) on the date of delivery if sent by a recognized overnight courier. Such communications shall be addressed as follows, or as otherwise directed in a notice by any party given to all other parties in accordance herewith, and shall be effective as notice to all the following indicated persons if delivered in accordance herewith:

If to CareView:	Samuel Greco, CEO
CareView Communications Inc.
405 Highway 121, Suite B-240
Lewisville, TX 75067

Copy to:	John Bailey, CFO
CareView Communications Inc.
405 Highway 121, Suite B-240
Lewisville, TX 75067

If to the Company:	c/o CareView Communications Inc.
Attn: Sam Greco
405 Highway 121, Suite B-240
Lewisville, TX 75067

Copy to:	Rockwell Holdings I, LLC
c/o Matthew Bluhm
1418 North Lake Shore Drive
Suite 29
Chicago, IL 60610

(c) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Wisconsin, without giving effect to its conflict of laws provisions.

(d) Binding Effect. This Agreement shall be binding upon the parties and inure to the benefit of their respective successors, assigns, heirs and legal representatives.

(e) Headings. The headings in this Agreement are for convenience and reference only and shall not be deemed to alter or affect any provision hereof.

(f) Waivers and Acceleration. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

(g) Severability. If any provision of this Agreement shall, under any circumstances, be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

(h) No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity that is not a party to this Agreement, except as expressly provided hereunder.

(i) Persons Bound. This Limited License benefits the Licensee, its permitted successors and assigns, and binds Licensor and its respective, successors and assigns.

(j) Attorneys Fees. In the event of any legal or equitable action to enforce the terms of this Agreement, the prevailing party in such action shall be entitled to recover from the other party all costs of such action, including reasonable attorneys fees.

(k) Execution in Counterparts, Facsimile. This Agreement may be executed in one or more counterparts, each bearing the signatures of one or more parties. Each counterpart shall be considered an original and all of the counterparts shall constitute a single agreement binding all the parties as if all had signed a single document. For purposes of executing this Agreement, a document signed and transmitted by electronic means (such as in PDF format via e-mail or via facsimile machine) is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CareView Communications, Inc.,
a Nevada corporation

By:
Its:

, LLC a Wisconsin limited liability company

By:	CareView Communication, Inc., a Nevada corporation, its Manager

By:
Its: